UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Somanetics Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mary Ann Victor Vice President and Chief Administrative Officer and Secretary

Somanetics Corporation
1653 East Maple Road
Troy, MI 48083-4208
Tel: (248) 689-3050, ext. 204
Confidential Fax: (866) 741-0504
mavictor@somanetics.com
March 21, 2007
Mr. Sean Hanna
Fidelity Investments
One Spartan Way, TS 1 E
Merrimack, NH 03054
Dear Mr. Hanna,
This letter is in reference to the Somanetics Corporation 2005 Stock Incentive Plan, and the amendment the Company is proposing to be adopted at its April 19, 2007 annual meeting of shareholders. The amendment solely proposes to increase the number of common shares reserved for issuance under the plan by 600,000 shares, from 600,000 to 1,200,000 shares. As stated in the Compensation Discussion and Analysis, on page 21 of the Proxy Statement, we believe that the additional shares will allow us to continue to make awards for approximately three years before we will need to seek shareholder approval to amend the Plan to add shares to the Plan.
We understand that Fidelity Investments votes for proposals based on guidelines established by your Board of Trustees and that two of our Plan provisions require amendment to meet your guidelines. Management will make the following recommendations regarding those provisions to the Board of Directors.
1.	To amend the Somanetics 2005 Stock Incentive Plan to incorporate language that specifically states that any equity grants to non-employee directors will be administered by a Committee of the Board comprised solely of independent directors as defined by Nasdaq listing standards.

2.	To amend the Plan to specifically state that if stock awards are made based on Performance Measures, a minimum one year vesting period will be required. If stock awards are issued with time-based vesting, the vesting period will be a minimum of three years. The Committee administering the Plan will not have discretionary authority to waive these vesting periods, except in the event of disability, death, Change in Control, retirement or termination without cause.
If you need additional information, please do not hesitate to contact me.
Sincerely,
/s/ Mary Ann Victor
Mary Ann Victor
Vice President and Chief Administrative Officer
And Secretary